Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC. ANNOUNCES SHARE REPURCHASE

Fort Lauderdale, FL, March 25, 2014 - Universal Insurance Holdings, Inc. (NYSE: UVE) announced today that it has repurchased an additional 550,000 shares of the Company’s common stock from Bradley I. Meier, the Company’s former Chief Executive Officer, at approximately $13.16 per share, in a privately negotiated transaction. As previously disclosed, the Company has a right of first refusal to purchase shares of the Company’s common stock offered for sale by Mr. Meier through December 31, 2014. The repurchase price represents a discount of approximately 12 percent from the March 7, 2014 closing price of the Company’s common stock. The Company will finance the share repurchase using cash on hand.

Additionally, the Company announced that it has waived its right of first refusal to an additional 1,100,000 shares of common stock owned by Mr. Meier, who has informed the Company that he sold those shares in a separate privately negotiated transaction. As a result of these transactions, Mr. Meier now owns less than 5 percent of the Company’s outstanding common stock.

Sean P. Downes, the Company’s Chairman, President and Chief Executive Officer, stated, “This share repurchase represents another significant step forward in our ongoing efforts to generate increasing returns for shareholders. As a result of the collective transactions negotiated with Mr. Meier over the past twelve months, we have reduced the Company’s shares of common stock outstanding in an orderly manner and at a discount to prevailing market prices. Furthermore, the sale of an additional large block of Mr. Meier’s shares in a privately negotiated transaction has increased liquidity in our stock while mitigating volatility for existing shareholders.”

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2013.

Investor Contact:

Andy Brimmer / Steve Frankel / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449